Exhibit 10.1

THIS AGREEMENT IS SUBJECT TO ARBITRATION

SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is made and entered into as of this 8th day of May, 2015, by and between Sizmek Inc., a Delaware corporation (the “Corporation”), and Sean Markowitz (“Executive”).

WHEREAS, Executive and the Corporation are parties to that certain Employment Agreement dated as of April 14, 2014 (the “Employment Agreement”);

WHEREAS, Executive's employment with the Corporation will terminate effective as of May 1, 2015 (the "Date of Termination");

WHEREAS, the parties agree that Executive is entitled to certain severance benefits under the Employment Agreement, subject to Executive’s execution and non-revocation of this Agreement on the terms and conditions set forth herein and in the Employment Agreement; and

WHEREAS, the Corporation and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to this Agreement and the Employment Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, the parties hereby agree as follows:

4.             Payments Upon Termination.  Payments to Executive upon termination shall be as follows:

(a)           Payment of Accrued Obligations.  Executive shall be entitled to (i) all arrearages of Base Salary through the Date of Termination, payable on the Date of Termination, (ii) any accrued but unused vacation through the Date of Termination, payable on the Date of Termination, plus (iii) all other benefits, if any, under any group retirement plan, health benefits plan or other group benefit plan maintained by the Corporation or its subsidiaries and any reimbursement of expenses pursuant to Section 6 of the Employment Agreement to which Executive may be entitled pursuant to the terms of such plans or agreements at the time of Executive’s Date of Termination  payable in accordance with the applicable plans and the Corporation’s customary policies as in effect from time to time (collectively, the “Accrued Obligations”).

(b)           Severance Benefits.  As consideration for Executive’s agreement to be bound by the terms of this Agreement, including without limitation, the release set forth in Section 2 below, Executive shall be entitled to receive the following, which shall be the exclusive severance benefits to which Executive is entitled and shall fully and completely satisfy the Corporation's obligations to Executive under Section 16(c) of the Employment Agreement as a result of Executive's termination of employment:

(i)           Executive shall be entitled to severance equal to $344,167, representing the sum of (i) 12 months’ base salary at the rate in effect on the Date of Termination, plus (ii) an amount equal to Executive’s target annual bonus for the year in which the Date of Termination occurs, pro-rated for the portion of 2015 that elapsed prior to the Date of Termination, which amount shall be payable in a lump sum on the date that is 60 days following the Executive’s Date of Termination; plus

(ii)          In the event an agreement that would result in a Change in Control (as defined in the Employment Agreement) is entered into on or prior to the date that is ninety (90) days following the Date of Termination and such Change in Control transaction is eventually consummated, Executive shall be entitled to an additional severance payment of $120,000, which amount shall be payable in a lump sum on the later of (A) the date that is 60 days following the Executive’s Date of Termination, or (B) the date of the Change in Control, but in no event shall such payment occur later than March 15, 2016; plus

(iii)          Executive shall be entitled to the accelerated vesting of certain of his Long-Term Incentive Awards (as defined in the Employment Agreement) pursuant to Section 16(c)(iii) of the Employment Agreement.

(b)           Termination of Employment.  Effective as of the Date of Termination, Executive hereby resigns from all positions held in the Corporation, including without limitation any position as a director, officer, agent, trustee or consultant of the Corporation or any subsidiary or affiliate of the Corporation.  Executive agrees that Executive will execute any additional documents that the Corporation may reasonably request in connection with the foregoing.

                 2.            General Release of Claims by Executive.

(a)           Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Corporation and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Corporation (collectively, the “Corporation Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or, on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Corporation (including any affiliate of the Corporation) or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 etseq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; and the Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)           Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)           Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Corporation;

(iii)         Claims pursuant to the terms and conditions of the federal law known as COBRA or similar state law;

(iv)         Claims for indemnity under the Indemnity Agreement dated February 5, 2014 between Executive and the Corporation, the bylaws of the Corporation, as provided for by Texas or Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Corporation;

(v)          Claims based on any right Executive may have to enforce the Corporation’s executory obligations under this Agreement or the Employment Agreement; and

(vi)         Claims Executive may have to vested or earned compensation and benefits.

(b)           Executive acknowledges this Agreement was presented to him on May 1, 2015, and that Executive is entitled to 21 days’ time in which to consider it.  Executive further acknowledges the Corporation has advised him that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Agreement, and Executive has had sufficient time to consider the terms of this Agreement.  Executive represents and acknowledges that if Executive executes this Agreement before 21 days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(c)           Executive understands that after executing this Agreement, Executive has the right to revoke it within 7 days after his execution of it.  Executive understands this Agreement will not become effective and enforceable unless the 7-day revocation period passes and Executive does not revoke the Agreement in writing.  Executive understands this Agreement may not be revoked after the 7-day revocation period has passed.  Executive also understands any revocation of this Agreement must be made in writing and delivered to the Corporation at its principal place of business within the 7 day period.

(d)           Executive understands this Agreement shall become effective, irrevocable, and binding upon Executive on the eighth day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (c) above.  Executive further understands Executive will not be given any severance benefits under Section 1(b) above or under the Employment Agreement unless this Agreement is effective on or before the date that is 60 days following the Executive’s Date of Termination.

(e)           Executive represents and warrants to the Corporation Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Corporation Releasees.  Executive agrees to indemnify and hold harmless the Corporation Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3.           Section 409A; Separate Payments; No Acceleration.  This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Corporation be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each series of installment payments Executive may be eligible to receive under this Agreement shall be treated as a series of “separate payments” within the meaning of Section 409A of the Code.  No payment under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation §1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

4.           Waiver; Notice.  A party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.  Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Corporation and Executive at the respective addresses provided on the signature page of this Agreement, or at such other address or addresses as either party may hereafter designate in writing to the other.

5.           Amendments; Assignment.  This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Corporation and Executive.  This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party, provided that the Corporation may assign this Agreement to any affiliate of or successor to the Corporation.

6.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.           Arbitration.  This Agreement shall be subject to arbitration as set forth in Section 23 of the Employment Agreement.

8.           Governing Law.  This Agreement shall in all respects be subject to, and governed by, the laws of the State of Texas.

                9.           Entire Agreement.  This Agreement and the Employment Agreement shall constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof or thereof.

                10.          Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Corporation and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

               11.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.  The parties hereto agree to accept a signed facsimile copy or portable document format of this Agreement as a fully binding original.

               12.           Headings.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

               13.           Right to Legal Counsel.  This Agreement has been drafted by legal counsel representing the Corporation, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges Executive has had an opportunity to review this Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CORPORATION: Sizmek Inc. By: /s/ Jack Reynolds Name: Jack Reynolds Title: CVP GLOBAL HR EXECUTIVE: /s/ Sean Markowitz Printed Name: Sean Markowitz